Exhibit 5.2

SIDLEY AUSTIN 39/F, TWO INT’L FINANCE CENTRE CENTRAL, HONG KONG (852) 2509 7888 (852) 2509 3110 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

August 28, 2015

LDK Solar CO., Ltd.

Hi-Tech Industrial Park

Xinyu City, Jiangxi Province 338032

People’s Republic of China

Ladies and Gentlemen:

We have acted as special United States counsel to LDK Solar CO., Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the registration statement on Form F-3 ( the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration by the Company of (a) its 5.535% Convertible Senior Notes due 2018 (the “Notes”) and (b) its ordinary shares with a par value of $0.10 each (“Ordinary Shares”), to be represented by American depositary shares, for re-sale by their respective holders pursuant to the prospectus (the “Prospectus”) included in the Registration Statement. The Notes are constituted by an indenture, dated December 10, 2014 (the “Indenture”), by and between the Company as issuer and The Bank of New York Mellon, London Branch, as trustee thereunder, among other parties, and are each convertible into Ordinary Shares in accordance with their terms and the provisions of the Indenture.

We have examined the Registration Statement and the Indenture, which have been filed with the Commission as exhibits to the Registration Statement. We have also examined the originals, or duplicates, or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to all facts relevant to the opinions or other statements set forth herein, we have relied, without independent investigation or verification, upon certificates and oral or written representations or statements of governmental authorities, public officials, officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed, without independent investigation or verification, the genuineness of all signatures of all persons signing any document, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies or by facsimile or other means of electronic transmission or obtained by us through sites on the Internet, the authenticity of the originals of such latter documents and the truth and accuracy of all matters set forth in all such documents.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions referred to herein, we are of the opinion that the 2018 Notes constitute binding obligations of the Company, enforceable against it in accordance with their terms, and the holders of the 2018 Notes are entitled to the benefit of the Indenture to the extent provided therein.

Partners | Charles W. Allen, Nicholas Chan, Christopher Cheng, Janney Chong, Constance Choy, Thomas Deegan, Gloria Lam, Sherlyn Lau, Huanting Timothy Li

Alan H. Linning, Raymond Oh, Yuet Ming Tham

Registered Foreign Lawyers | Thomas W. Albrecht (Illinois)*, Jason T. Kuo (New York)*, Carrie Li (New York)*, Alexander E. Lloyd (Maryland)*, Alex R. Rovira (New York)*

G. Matthew Sheridan (New York)*, Effie Vasilopoulos (Australia)*, Renee Xiong (New York)*, Vivek R. Baid (New York)°, Joy Lam (New South Wales)°

Ming-Yung Lam (PRC)°, Damien Yeow (Singapore)°

Consultants | Hon Au Yeung, Jennifer Cheung, Dominic James, Robert A. Mason, Felicity Wong, Mandy Wong

* Partner of Sidley Austin LLP

° Foreign Legal Consultant / Legal Counsel

August 28, 2015

The foregoing opinion and statements are subject to the following assumptions, limitations, qualifications and exceptions:

•	This letter is limited to those matters expressly stated herein and no other or more extensive opinion is implied or may be inferred beyond the matters expressly stated.

•	Our opinions and other statements set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstance that changes or might change an opinion or other statement set forth herein after the date hereof or for any other reason.

•	This letter is limited to matters arising under the federal laws of the United States of America and the laws of the State of New York, and we express no opinion and make no statement as to the laws of any other jurisdiction.

•	Our opinions set forth herein is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, as may be amended from time to time, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP